Parke Bancorp, Inc.
601 Delsea Drive,
Washington Township, NJ 08080

Contact:
Vito S. Pantilione, President and CEO
John S. Kaufman, Senior Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES FIRST QUARTER 2023 EARNINGS

Highlights:

Net Income:	$11.1 million
Revenue:	$27.8 million for Q1 2023
Total Assets:	$1.96 billion, decreased 1.0% over December 31, 2022
Total Loans:	$1.76 billion, increased 0.6% over December 31, 2022
Total Deposits:	$1.46 billion, decreased 7.1% over December 31, 2022

WASHINGTON TOWNSHIP, NJ, April 24, 2023 - Parke Bancorp, Inc. (“Parke Bancorp” or the "Company") (NASDAQ: “PKBK”), the parent company of Parke Bank, announced its operating results for the quarter ended March 31, 2023.
Highlights for the three months ended March 31, 2023:
•Net income available to common shareholders was $11.1 million, or $0.93 per basic common share and $0.92 per diluted common share, for the three months ended March 31, 2023, an increase of $1.0 million, or 10.3%, compared to net income available to common shareholders of $10.1 million, or $0.85 per basic common share and $0.83 per diluted common share, for the same quarter in 2022. The increase was primarily driven by an allowance for credit loss reduction, partially offset by higher non-interest expense.

•Net interest income was flat at $17.1 million for the three months ended March 31, 2023, compared to $17.1 million for the same period in 2022.

•The Company recorded a credit to provision of $2.4 million for the three months ended March 31, 2023. There was no provision for credit losses recorded for the same period in 2022.

•Non-interest income decreased $293.0 thousand, or 14.1%, to $1.8 million for the three months ended March 31, 2023, compared to $2.1 million for the same period in 2022.

•Non-interest expense increased $1.1 million, or 19.1%, to $6.8 million for the three months ended March 31, 2023, compared to $5.7 million for the same period in 2022.

The following is a recap of the significant items that impacted the three months ended March 31, 2023:
Interest income increased $6.4 million for the first quarter of 2023 compared to the same period in 2022, primarily due to an increase in interest and fees on loans of $5.3 million to $24.5 million, a 27.8% increase, driven by an increase in average outstanding loan balances and higher interest rates. Additionally, interest earned on average deposits held at the Federal Reserve Bank ("FRB") increased by $1.0 million to $1.3 million during the three months ended March 31, 2023, due to higher interest rates paid on such deposits.

Interest expense increased $6.3 million, or 250.0%, to $8.9 million for the three months ended March 31, 2023, compared to the same period in 2022, primarily due to higher interest rates and a decrease in non-interest bearing deposits and an increase of $82.0 million in borrowings from the Federal Home Loan Bank of New York ("FHLBNY").

The provision for credit losses decreased $2.4 million for the three months ended March 31, 2023, compared to the same period in 2022, as a result of a reduction in the estimated risk of loss to the loan portfolio attributed to a decrease in construction loans.

Non-interest income decreased $293.0 thousand for the three months ended March 31, 2023 compared to the same period in 2022, primarily as a result of a decrease in service fees on deposit accounts of $101.0 thousand and a decrease in loan fees of $97.0 thousand. The decrease in service fees on deposit accounts was primarily attributable to a decrease in service fees from deposit accounts related to our cannabis related businesses.

Non-interest expense increased $1.1 million for the three months ended March 31, 2023 compared to the same period in 2022, primarily driven by an increase in compensation and benefits of $953.0 thousand and an increase in OREO expense of $139.0 thousand, partially offset by a decrease in FDIC and other assessment expense of $62.0 thousand. The increase in compensation and benefits was due to an increase in salary expense of $661.0 thousand, a reduction in deferred loan origination costs of $151.0 thousand, an increase in pension cost of $59.1 thousand, and an increase in payroll taxes of $74.1 thousand. The increase in OREO expense is mainly due to increases in legal, utilities, and real estate taxes related to our OREO portfolio. The decrease in FDIC and other assessment expense is attributed to lower FDIC insurance premium.

Income tax expense increased $34.0 thousand for the first quarter 2023 compared to the same period in 2022. The effective tax rate for the three months ended March 31, 2023 was 23.6%, compared to 25.2% for the same period in 2022.

March 31, 2023 discussion of financial condition
•Total assets decreased to $1.96 billion at March 31, 2023, from $1.98 billion at December 31, 2022, a decrease of $20.7 million, or 1.0%, primarily due to a decrease in deposits and cash, partially offset by an increase in loans receivable and borrowings.
•Cash and cash equivalents totaled $146.0 million at March 31, 2023, as compared to $182.2 million at December 31, 2022. The decrease in cash and cash equivalents was due to a decrease in deposits, as well as an increase in loans receivable, partially offset by an increase in FHLBNY borrowings.
•The investment securities portfolio decreased to $18.3 million at March 31, 2023, from $18.7 million at December 31, 2022, a decrease of $0.4 million, or 2.2%, primarily due to pay downs of securities, and partially offset by an increase in security valuations.
•Gross loans increased to $1.76 billion at March 31, 2023, from $1.75 billion at December 31, 2022, an increase of $11.2 million or 0.6%.
•Nonperforming loans at March 31, 2023 decreased to $16.1 million, representing 0.92% of total loans, a decrease of $137.0 thousand, from $16.3 million of nonperforming loans at December 31, 2022. OREO at March 31, 2023 was $1.7 million, compared to $1.6 million at December 31, 2022. Nonperforming assets (consisting of nonperforming loans and OREO) represented 0.91% and 0.90% of total assets at March 31,

2023 and December 31, 2022, respectively. Loans past due 30 to 89 days was $579.0 thousand at March 31, 2023, an increase of $355.0 thousand from December 31, 2022.
•The allowance for credit losses was $31.5 million at March 31, 2023, as compared to $31.8 million at December 31, 2022. The ratio of the allowance for credit losses to total loans was 1.79% and 1.82% at March 31, 2023 and at December 31, 2022, respectively. The ratio of allowance for credit losses to non-performing loans was 195.2% at March 31, 2023, compared to 195.7%, at December 31, 2022. On January 1, 2023 we implemented ASU 2016-13 Financial Instruments - Credit Losses ("CECL"). This resulted in an increase to the allowance for credit losses of $1.9 million. For the three months ended March 31, 2023, we recorded a recovery to the allowance for credit losses of $2.2 million, mainly due to the decrease in the construction loan portfolio balance.
•Total deposits were $1.46 billion at March 31, 2023, down from $1.58 billion at December 31, 2022, a decrease of $112.2 million or 7.1% compared to December 31, 2022. The decrease in deposits was attributed to a decrease in non-interest demand deposits of $75.4 million, a decrease in savings of $35.9 million, a decrease in money market of $9.8 million, and a decrease in NOW's of $6.1 million, partially offset by an increase in time deposits of $15.0 million.

•Total borrowings increased $82.0 million during the three months ended March 31, 2023, to $208.1 million at March 31, 2023 from $126.1 million at December 31, 2022, driven by $82.0 million in FHLBNY term borrowings.
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•Total equity increased to $273.1 million at March 31, 2023, up from $266.0 million at December 31, 2022, an increase of $7.1 million, or 2.7%, primarily due to the retention of earnings, partially offset by the payment of $2.2 million of cash dividends.

CEO outlook and commentary
Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp, Inc. and Parke Bank, provided the following statement:

"We continued to generate strong earnings in the first quarter of 2023, although deposits continue to be a challenge. Cost of funding increased as the battle for retail deposits intensified. Loan generation also slowed in the first quarter of 2023, which is due to a few factors; much higher interest rates, increasing by 5% in the last year, borrowers putting expansion plans on hold due to the uncertain economy and higher balance sheet liquidity requirements due to the current turmoil in the banking sector. However, there are still opportunities in the market. Our company has a strong loan pipeline with existing borrowers that have demonstrated their ability to navigate a challenging economy."
"The future is still uncertain and most likely the Federal Reserve will increase interest rates yet again, although inflation has slowed slightly. Some experts still predict that there will be a recession, with many thinking that we are already in one, and others believing there could be a soft landing. The failure of two banks adds additional pressure to the banking industry with undoubtedly increased regulatory monitoring being implemented. Our focus is to continue carefully monitoring the market and identifying opportunities, to maintain strong reserves, strong capital, and continued tight control of expenses. We are not only in position to face the current challenges in the market, but also well positioned to take advantage of opportunities."

Forward Looking Statement Disclaimer

This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factors; our ability to maintain a strong capital base, strong earning and strict cost controls; our ability to generate strong revenues with increased interest income and net interest income;; our ability to continue the financial strength and growth of our Company and Parke Bank; our ability to continue to increase shareholders’ equity, maintain strong reserves and good credit quality; our ability to ensure our Company continues to have strong loan loss reserves; our ability to ensure that our loan loss provision is well positioned for the future; our ability to face current challenges in the market; our ability to be well positioned to take advantage of opportunities; our ability to continue to reduce our nonperforming loans and delinquencies and the expenses associated with them; our ability to realize a high recovery rate on disposition of troubled assets; our ability to continue to pay a dividend in the future; our ability to enhance shareholder value in the future; our ability to continue growing our Company, our earnings and shareholders’ equity; and our ability to continue to grow our loan portfolio; the possibility of additional corrective actions or limitations on the operations of Parke Bancorp, Inc. and Parke Bank being imposed by banking regulators, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

(PKBK-ER)

Financial Supplement:

Table 1: Condensed Consolidated Balance Sheets (Unaudited)

Parke Bancorp, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2023	2022
	(Dollars in thousands)
Assets
Cash and cash equivalents	$145,974	$182,150
Investment securities	18,336	18,744
Loans, net of unearned income	1,762,696	1,751,459
Less: Allowance for credit losses	(31,507)	(31,845)
Net loans	1,731,189	1,719,615
Premises and equipment, net	5,842	5,958
Bank owned life insurance (BOLI)	28,288	28,145
Other assets	34,616	30,303
Total assets	$1,964,245	$1,984,915

Liabilities and Equity

Non-interest bearing deposits	$277,128	$352,546
Interest bearing deposits	1,186,666	1,223,436
FHLBNY borrowings	165,150	83,150
Subordinated debentures	42,969	42,921
Other liabilities	19,226	16,828
Total liabilities	1,691,139	1,718,881

Total shareholders’ equity	273,106	266,034
Total equity	273,106	266,034

Total liabilities and equity	$1,964,245	$1,984,915

Table 2: Consolidated Income Statements (Unaudited)
	For the three months ended March 31,
	2023	2022
	(Dollars in thousands, except per share data)
Interest income:
Interest and fees on loans	$24,545	$19,199
Interest and dividends on investments	210	189
Interest on deposits with banks	1,269	248
Total interest income	26,024	19,636
Interest expense:
Interest on deposits	7,582	1,840
Interest on borrowings	1,293	696
Total interest expense	8,875	2,536
Net interest income	17,149	17,100
(Recovery of) provision for loan losses	(2,400)	—
Net interest income after provision for credit losses	19,549	17,100
Non-interest income
Service fees on deposit accounts	1,215	1,316
Other loan fees	178	276
Bank owned life insurance income	143	138
Net gain on sale and valuation adjustment of OREO	—	47
Other	246	298
Total non-interest income	1,782	2,075
Non-interest expense
Compensation and benefits	3,641	2,688
Professional services	593	551
Occupancy and equipment	644	645
Data processing	301	324
FDIC insurance and other assessments	225	287
OREO expense	172	34
Other operating expense	1,185	1,149
Total non-interest expense	6,761	5,678
Income before income tax expense	14,570	13,497
Income tax expense	3,440	3,406
Net income attributable to Company	11,130	10,091
Less: Preferred stock dividend	(7)	(7)
Net income available to common shareholders	$11,123	$10,084
Earnings per common share
Basic	$0.93	$0.85
Diluted	$0.92	$0.83
Weighted average common shares outstanding
Basic	11,944,163	11,905,264
Diluted	12,160,793	12,180,320

Table 3: Operating Ratios

	Three months ended
	March 31,
	2023	2022
Return on average assets*	2.31%	1.97%
Return on average common equity	16.65%	17.23%
Interest rate spread	2.87%	3.15%
Net interest margin	3.65%	3.41%
Efficiency ratio	35.71%	29.61%
* Return on the average assets is calculated using net income attributable to Company and noncontrolling interest dividing average assets

Table 4: Asset Quality Data

	March 31,	December 31,
	2023	2022
	(Amounts in thousands except ratio data)
Allowance for credit losses	$31,507	$31,845
Allowance for credit losses to total loans	1.79%	1.82%
Allowance for credit losses to non-accrual loans	195.22%	195.66%
Non-accrual loans	$16,139	$16,276
OREO	$1,673	$1,550